WILSHIRE FINANCIAL ANNOUNCES
$20 MILLION SUBORDINATED DEBT ISSUE

Portland, Oregon, July 11, 2002. Wilshire Financial Services Group Inc. (OTCBB:WFSG) announced that its wholly-owned subsidiary, Wilshire Acquisitions Corporation, has issued $20 million principal amount of thirty-year floating rate junior subordinated debt in connection with its participation in a multi-issuer private placement of trust pass through securities, issued by TPref Funding I, Ltd. on July 11, 2002.

The terms of the long-term borrowing provide for the payment of interest quarterly at a rate equal to the then previous three-month LIBOR rate plus 3.65% (approximately 5.5% initially) and for the repayment of principal at maturity. The borrowing may be prepaid after July 11, 2007 (in whole or in part) at par.

The proceeds of the borrowing will be used primarily to fund the cash costs associated with the Company’s recently announced purchase of a minority interest in WFSG’s servicing subsidiary, Wilshire Credit Corporation, and for general corporate purposes. (See WFSG’s press releases dated May 13, 2002 and June 19, 2002.)

“The transaction provides cost-efficient long-term capital without diluting our shareholders, strengthens our balance sheet and affords us the opportunity to pursue what we believe will be growth opportunities in our two business platforms.” … said Stephen P. Glennon, CEO of Wilshire Financial Services Group Inc.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition and results of operations. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, projections about our industry, our beliefs and our assumptions. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the condition of the real estate market, the availability and conditions of financing for loan pool acquisitions, mortgage-backed securities, mortgage loan servicing rights and other financial assets as well as interest rates. Readers of this release are cautioned not to place undue reliance on these forward-looking statements.

CONTACT:

Wilshire Financial Services Group Inc.
Bruce A. Weinstein, 503.525.7213
Chief Financial Officer